EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Three Months Ended March 31,
(dollars in thousands)	2010	2011	2012	2013	2014	2014	2015
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$32,976	$112,203	$185,912	$102,245	$384,213	$72,556	$164,921
Fixed charges	134,905	290,240	359,947	460,918	485,762	122,108	123,348
Capitalized interest	(20,792)	(13,164)	(9,777)	(6,700)	(7,150)	(1,605)	(2,387)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,945	13,905	11,395	4,142	2,427	330	119
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(357)	4,894	2,415	6,770	(147)	1,175	(2,271)
Earnings	$160,677	$408,078	$549,892	$567,375	$865,105	$194,564	$283,730

Fixed charges:
Interest expense(1)	$128,058	$290,981	$361,565	$458,360	$481,039	$120,833	$121,080
Capitalized interest	20,792	13,164	9,777	6,700	7,150	1,605	2,387
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,945)	(13,905)	(11,395)	(4,142)	(2,427)	(330)	(119)
Fixed charges	$134,905	$290,240	$359,947	$460,918	$485,762	$122,108	$123,348

Consolidated ratio of earnings to fixed charges	1.19	1.41	1.53	1.23	1.78	1.59	2.30

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$32,976	$112,203	$185,912	$102,245	$384,213	$72,556	$164,921
Fixed charges	134,905	290,240	359,947	460,918	485,762	122,108	123,348
Capitalized interest	(20,792)	(13,164)	(9,777)	(6,700)	(7,150)	(1,605)	(2,387)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,945	13,905	11,395	4,142	2,427	330	119
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(357)	4,894	2,415	6,770	(147)	1,175	(2,271)
Earnings	$160,677	$408,078	$549,892	$567,375	$865,105	$194,564	$283,730

Fixed charges:
Interest expense(1)	$128,058	$290,981	$361,565	$458,360	$481,039	$120,833	$121,080
Capitalized interest	20,792	13,164	9,777	6,700	7,150	1,605	2,387
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,945)	(13,905)	(11,395)	(4,142)	(2,427)	(330)	(119)
Fixed charges	134,905	290,240	359,947	460,918	485,762	122,108	123,348
Preferred stock dividends	21,645	60,502	69,129	66,336	65,408	16,353	16,352
Combined fixed charges and preferred stock dividends	$156,550	$350,742	$429,076	$527,254	$551,170	$138,461	$139,700

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.03	1.16	1.28	1.08	1.57	1.41	2.03

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.